EXHIBIT 3.12

CERTIFICATE OF DESIGNATION

OF

10% CONVERTIBLE REDEEMABLE

SERIES A2 PREFERRED STOCK

OF

GYROTRON TECHNOLOGY, INC.

(a Delaware Corporation)

I, the undersigned, being the duly appointed President of Gyrotron Technology, Inc. (the “Corporation”), a Delaware corporation, hereby certify that this Certificate of Designation of Rights, Preferences and Privileges (this “Certificate of Designation”) designating Eight Thousand Seven Hundred Fifty (8,750) shares of the Preferred Stock, par value $0.001 per share (the “Preferred Stock”) of the Corporation, was adopted and approved by the Board of Directors (the “Board”) on the 31st day of March, 2015.

Eight Thousand Seven Hundred Fifty (8,750) shares of the Preferred Stock are hereby designated “10% Convertible Redeemable Series A2 Preferred Stock” (hereinafter referred to as the “Series A2 Preferred Stock”) with the powers, preferences, rights, qualifications, limitations and restrictions specified hereunder.

1. Dividends.

(a) Commencing on the Original Issuance Date (as defined in Section 8(e) below), cumulative dividends (“Series A2 Dividends”) shall accrue on each share of Series A2 Preferred Stock, at the rate of ten percent (10%) (the “Dividend Rate”) of the Liquidation Amount (as defined in Section 2(a) below) per annum (accrued daily, from but not including the next preceding Dividend Payment Date (as defined in Section 1(b) below), or, in the case of the first Dividend Payment Date, from the Original Issuance Date, to and including the respective Dividend Payment Date, on the basis of a 360-day year consisting of twelve (12) 30-day months).

(b) The Series A2 Dividends shall be payable quarterly, when and if declared by the board of directors of the Corporation, beginning on June 30, 2015 and thereafter on March 31, June 30, September 30 and December 31 of each calendar year (each a “Dividend Payment Date”), or if such day is not a Business Day (as defined in Section 8(a) below), on the next succeeding Business Day, to holders of record as of the tenth (10th) Business Day next preceding the respective Dividend Payment Date. The Series A2 Dividends shall accrue and accumulate whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends shall be paid in cash. Notwithstanding the foregoing, through and including September 30, 2016 , in the event that such dividends have not been declared by the Board prior to the relevant Dividend Payment Date, then such dividends shall be payable in shares of Series A2 Preferred Stock (a “PIK Dividend”) with such shares being valued at the Liquidation Amount thereof. Fractional shares of Series A2 Preferred Stock may be issued in connection with any PIK Dividend so that exact payment can be made to each holder of Series A2 Preferred Stock of all accrued and unpaid dividends that are payable on any Dividend Payment Date in respect of such holder’s shares of Series A2 Preferred Stock, provided that any such fractional shares shall be rounded to the nearest one-hundredth of a share. All shares (including any fractional shares) of Series A2 Preferred Stock issued in payment of a PIK Dividend will thereupon be duly authorized, validly issued, fully paid and non-assessable. Dividends with respect to such additional shares of Series A2 Preferred Stock issued as a PIK Dividend shall (a) be payable when and if declared by the BOD on each Dividend Payment Date following the payment date on which such PIK Dividend was declared (or accrued, if not declared and paid on a Dividend Payment Date) and (b) accrue at the rate set forth in this Section 1 commencing on the day immediately following the Dividend Payment Date on which such PIK Dividends were payable or accrued (regardless of whether the PIK Dividend was actually declared or whether the shares of Series A2 Preferred Stock constituting the PIK Dividends were actually issued).

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(c) Series A2 Dividends shall be declared pro rata per share.

(d) In the event a holder delivers an Opt Out Notice as defined in Section 6(b) below, that holder’s Dividend Rate shall be reduced to 3%.

2. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”), no distribution shall be made to holders of shares of capital stock of the Corporation ranking junior to the Series A2 Preferred Stock upon liquidation, dissolution or winding up of the Corporation, including the Common Stock (as defined in Section 8(d) below), unless, prior thereto, the holders of shares of Series A2 Preferred Stock shall have received an amount per share equal to $35.00 (the “Liquidation Amount”) per share plus any accrued or declared and unpaid dividends owed to holders of shares of the Series A2 Preferred Stock.

(b) The holders of the Series A2 Preferred Stock shall be entitled to receive on a pari passu basis with any other series of stock in parity with the Series A2 Preferred Stock distributions out of the assets legally available for such distributions. In the event the assets of the Corporation are insufficient to pay the amounts owed to holders of Series A2 Preferred Stock and any other parity stock upon liquidation, all available assets shall be paid ratably to the holders of Series A2 Preferred Stock and any parity stock, on a pari passu basis in accordance with their respective liquidation preferences, and the holders of Common Stock and any other junior stock shall receive nothing.

(c) The Series A2 Preferred Stock shall rank senior to the Series B and B1 and pari passu with the Series A and A1 Preferred Stock under this section and for all other purposes hereunder.

3. Voting Rights.

(a) Except as otherwise provided in this Certificate of Designation or in the Certificate of Incorporation, as amended (the “Certificate of Incorporation”), of the Corporation, as expressly required by law or as provided herein, a holder of Series A2 Preferred Stock shall be entitled to a number of votes per share equal to the number of whole shares of Common Stock into which such Series A2 Preferred Stock is convertible, subject to adjustment as set forth in Section 5 below, as of the record date for the determination of stockholders entitled to vote and to notice of any stockholders’ meeting in accordance with the By-laws (the “By-laws”) of the Corporation. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Series A2 Preferred Stock held by each holder) shall be rounded to the nearest whole number (with one-half being rounded upward).

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(b) Except as otherwise provided in this Certificate of Designation or in the Certificate of Incorporation or as expressly required by law, the holders of Series A2 Preferred Stock and the holders of Common Stock shall vote together as a single class on all matters presented to stockholders and not as separate classes.

(c) The Corporation shall not effect, or agree to effect, any amendment of this Certificate of Designation, other than an amendment that reduces the number of authorized shares of Series A2 Preferred Stock (but not below the number of shares of Series A2 Preferred Stock outstanding), without the consent of the holder or holders of at least two-thirds of the shares of Series A2 Preferred Stock then outstanding.

(d) In the event that after September 30,’16 payment of Series A2 dividends is four (4) quarters in arrears or the Corporation does not accept a repurchase request made pursuant to Section 6 below (either event being a “Payment Default”), then (a) the holder or holders of a majority of the shares of Series A2 Preferred Stock, voting separately as a class from all other classes of capital stock of the Corporation, from time to time outstanding, but together with any pari passu class having similar rights, shall have the right to elect a majority of the directors of the Board (each a “Series A2 Director”). and (b) the Dividend Rate shall be increased to 18%; provided that the right to the increased Dividend Rate and to elect directors as provided in this paragraph shall persist only for so long as the Payment Default continues. The Corporation shall reimburse all Series A2 Directors for expenses incurred by them in connection with their attendance at meetings of the Board.

If any more senior class shall have similar rights to elect a majority of the board, such rights shall take precedence over the rights of the Series A2 Preferred Stock and the Series A2 Preferred Stock shall elect 2 directors.

The election of the Series A2 Directors may occur as provided in the By-laws or at any special meeting of holders of Series A2 Preferred Stock called by the holder or holders of not less than a majority of the outstanding shares of Series A2 Preferred Stock or by the written consent of the holder or holders of a majority of the outstanding shares of Series A2 Preferred Stock. Any Series A2 Director may be removed, with or without cause, at any time by, and only by, the vote or written consent of the holder or holders of a majority of the outstanding shares of Series A2 Preferred Stock. If any Series A2 Director should cease to be a director for any reason, the vacancy shall be filled only upon the vote or written consent of the holder or holders of a majority of outstanding shares of Series A2 Preferred Stock, voting separately as a class, in the manner specified above.

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4. Conversion.

(a) The holder of any shares of Series A2 Preferred Stock shall have the right, at such holder’s option, at any time or from time to time, to convert such shares into Common Stock, in a conversion ratio of 50 shares of Common Stock for each share of Series A2 Preferred Stock, subject to adjustment as set forth in Section 5 below, for each share of Series A2 Preferred Stock to be converted (such conversion ratio in effect from time to time, the “Conversion Ratio”).

(b) The holder of any shares of Series A2 Preferred Stock may exercise the conversion rights set forth herein by delivering to the Corporation or any transfer agent of the Corporation for the Series A2 Preferred Stock as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank to the Corporation (if required by it) (or such holder shall notify the Corporation or any transfer agent that such certificate(s) have been lost, stolen or destroyed and shall execute an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected on the date when the aforesaid delivery is made or as provided below in Section 4(g) (the “Conversion Date”). To the extent that any dividend payments on the Series A2 Preferred Stock are in arrears at the Conversion Date, after conversion the holder will continue to be deemed a holder for the sole purpose of entitlement to the dividend payments that were in arrears.

(c) As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate to which such holder is entitled. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a Common Stock holder of record on the applicable Conversion Date. The Corporation shall not close its books against the transfer of shares of Series A2 Preferred Stock in any manner that would interfere with the timely conversion of any shares of Series A2 Preferred Stock. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A2 Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of the Series A2 Preferred Stock representing the unconverted portion of the certificate so surrendered.

(d) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A2 Preferred Stock. If more than one share of Series A2 Preferred Stock shall be surrendered, or deemed surrendered, pursuant to subsection (c) above, for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of such Series A2 Preferred Stock so surrendered. Any fractional share which would otherwise be issuable upon conversion of any shares of Series A2 Preferred Stock (after aggregating all shares of Series A2 Preferred Stock held by each holder) shall be rounded to the nearest whole number (with one-half being rounded upward).

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(e) The Corporation shall reserve, free from preemptive rights, out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series A2 Preferred Stock sufficient shares to provide for the conversion of all outstanding shares of Series A2 Preferred Stock.

(f) All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens or charges with respect thereto.

(g) Each holder of shares of Series A2 Preferred Stock shall be entitled to receive written notice from the Corporation, by overnight delivery or first class mail, postage prepaid, addressed to such holder at the last address of such holder as shown by the records of the Corporation, of any proposed dividend or distribution, liquidation, dissolution or winding up of the Corporation, or any Business Combination (as defined in Section 8(b) below), at least ten (10) days prior to the date on which any such event is scheduled to occur, and, at any time prior to, or conditioned upon the consummation of and to occur immediately prior to, such liquidation, dissolution or winding up or Business Combination, convert any or all of such holder’s shares of Series A2 Preferred Stock into shares of Common Stock pursuant to this Section 4. The notice of any such event shall at a minimum specify the consideration to be received by stockholders in such event in the aggregate, the consideration to be received on a per share basis by the holders of Common Stock and the consideration to be received on a per share basis by the holders of Series A2 Preferred Stock and the statement that the holder may elect to convert immediately prior to and conditioned upon the consummation of such event.

(h) A holder who has sent an Opt Out Notice pursuant to Section 6(b) below shall no longer have the right to convert the shares with respect to which such notice was sent.

5. Conversion Adjustment.

(a) In the event the Corporation shall, at any time after the issuance of any share of Series A2 Preferred Stock, declare or pay any dividend or make any distribution on Common Stock payable in shares of Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the Conversion Ratio shall be adjusted, so that the holder of any shares of Series A2 Preferred Stock shall be entitled to receive upon conversion thereof the number of shares of Common Stock or other securities or property that such holder would have owned or have been entitled to receive upon the happening of such event had such Series A2 Preferred Stock been converted immediately prior to the relevant record date or, if there is no such record date, the effective date of such event.

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(b) The “Conversion Price” shall be $0.70 on the date of this restatement, and shall be adjusted from time to time as provided in this subsection (b). If the Conversion Ratio shall be adjusted pursuant to subsection (a) above, then in each such case, a corresponding adjustment shall be made to the Conversion Price in accordance with the following formula:

P	=	P0 x R0
R

where:

P =	the adjusted Conversion Price in effect immediately following such adjustment.

P0=	the Conversion Price in effect immediately prior to such adjustment.

P0=	the Conversion Ratio in effect immediately prior to the adjustment.

R =	the Conversion Ratio in effect immediately following the adjustment.

(c) The provisions of this Section 5 shall be applied successively each time there shall occur any event for which an adjustment is required to be made pursuant to subsection (a) above.

(d) Subject to the restrictions contained in Section 7(a)(iv) below, in the event the Corporation shall, at any time after the issuance of any share of Series A2 Preferred Stock, declare or pay any dividend or make any distribution on Common Stock payable in securities or other property of the Corporation other than shares of Common Stock or cash, in which dividend or distribution the holders of Series A2 Preferred Stock do not otherwise participate, then provision shall be made so that the holders of Series A2 Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of such securities of the Corporation or value of such other property that they would have received had their Series A2 Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities and other property receivable by them as aforesaid during such period, giving application during such period to all adjustments called for herein.

(e) Upon a Business Combination, each share of Series A2 Preferred Stock shall remain outstanding and shall thereafter be convertible into, or shall be converted into a security which shall be convertible into, the kind and amount of securities or other property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such share of Series A2 Preferred Stock immediately prior to such Business Combination would have been entitled upon such Business Combination, all subject to further adjustment as provided herein and in the Certificate of Incorporation.

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6. Repurchase and Mandatory Conversion.

(a) Resale right. On or after May 31, 2020 (“First Date”) any holder may request the Corporation to repurchase (a “Mandatory Repurchase”) on the date which is 30 calendar days thereafter (the “Repurchase Date”) all shares of the Series A2 Preferred Stock then held by the holder for cash in an amount equal to the Liquidation Amount plus accrued and declared but unpaid dividends (together the “Repurchase Amount”) as of the Repurchase Date. By notice by first class mail, postage prepaid, to the Registered Holders (as defined in Section 8(f) below) of the Series A2 Preferred Stock addressed to such holders at their last addresses as shown on the stock transfer books of the Corporation.

(b) Repurchase Procedures. No later than forty (40) days before the Repurchase Date nor more than sixty (60) days before the Repurchase Date, the Corporation shall provide to the Registered Holders (as defined in Section 8(f) below) of the Series A2 Preferred Stock notice by first class mail, postage prepaid, addressed to such holders at their last addresses as shown on the stock transfer books of the Corporation. Each such notice shall specify or set forth (i) that the holder may request repurchase, (ii) whether or not the Corporation is agreeing to repurchase all shares offered for repurchase at the then applicable Repurchase Amount per share, (iii) the then effective Conversion Ratio and effective Conversion Price, and (iv) (x) if the Corporation is agreeing to repurchase, (a) that unless the holder informs the Corporation otherwise by notice (an “Opt Out Notice”) given to the Corporation in writing at least five (5) days before the Repurchase Date, the holder will be deemed to have made a repurchase request as of the First Date, (b) the provisions of Sections 1(d) and 4(h), and (c) the place or places for delivery of shares of Series A2 Preferred Stock to be repurchased or (y) if the Corporation is not agreeing to repurchase, the provisions of Section 3(d). Any notice mailed by the Corporation as herein provided shall be conclusively presumed to have been duly given by the Corporation on the date deposited in the mail, whether or not the holder of the Series A2 Preferred Stock receives such notice; and failure properly to give such notice by mail, or any defect in such notice, to the holders of the shares to be redeemed shall not affect the validity of the proceedings for the repurchase of any other shares of Series A2 Preferred Stock.

(c) If the Corporation agrees to repurchase on the Repurchase Date all shares offered for repurchase, each holder of shares called to be repurchased who has not provided the Corporation with an Opt Out Notice shall surrender the certificate evidencing such shares to the Corporation on or after the Repurchase Date at the place designated in the notice of such repurchase. On or after the Repurchase Date, notwithstanding that the certificates evidencing any shares to be repurchased shall not have been surrendered, such shares shall no longer be deemed outstanding and all rights whatsoever with respect to the shares to be repurchased (except the right of the Registered Holder thereof to have such shares repurchased and to receive the repurchase price therefore upon surrender of their certificates, pursuant to this Section 6) shall terminate.

Should the Corporation not agree to repurchase on the Repurchase Date all shares offered for repurchase, the Corporation may do so at any subsequent date by following the procedures set forth above, and that date shall become the Repurchase Date.

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(d) Mandatory Conversion. The Corporation, at its option, may require conversion (a “Mandatory Conversion”) of all or any pro rata portion of the Series A2 Preferred Stock then outstanding into Common Stock (subject to Section 5(d)) at the Conversion Ratio if at any time the following four conditions are met: (i) the Common Stock is listed for trading on a national securities exchange, an inter-dealer automated quotation system of a national association of securities dealers or listed or quoted on “OTC PINKS” or on the Over the Counter Bulletin Board (or a successor, equivalent or better regarded marketplace or trading system); (ii) the Corporation shall have prepared and filed with the Securities and Exchange Commission a registration statement covering the shares of common stock of the Corporation to be issued upon due conversion of the Preferred Stock, and such registration statement shall have been declared effective under the Securities Act of 1933, as amended, and continues to be effective; (iii) during any preceding period of twenty (20) consecutive Trading Days (as defined in Section 8(g) below) all occurring while (i) and (ii) above are fulfilled, the Closing Price (as defined in Section 8(c) below) equals or exceeds 150% of the Conversion Price then in effect; and (iv) the Corporation is current on its dividends on the Series A2 Preferred Stock (such conditions, the “Mandatory Conversion Conditions”).

Should the Corporation elect a Mandatory Conversion it shall within five (5) Trading Days following any day on which the Mandatory Conversion Conditions are satisfied give notice thereof to all Registered Holders demonstrating satisfaction of the Mandatory Conversion Conditions, stating whether all or, if not, what portion of the Series A2 Preferred Stock will be converted, and selecting a date not less than twenty (20) nor more than thirty (30) days from the date of the notice which date shall be a Trading Day (the “Conversion Date”) and on which date, at the close of business, the conversion shall occur. Any notice which is mailed by the Corporation as herein provided shall be conclusively presumed to have been duly given by the Corporation on the date deposited in the mail, whether or not the holder of the Series A2 Preferred Stock receives such notice; and failure properly to give such notice by mail, or any defect in such notice, to the holders of the shares to be converted shall not affect the validity of the proceedings for the conversion of any other shares of Series A2 Preferred Stock. Should the selected date turn out not to be a Trading Day, then the Conversion Date shall be the next calendar day that is a Trading Day.

On or after the Conversion Date each holder of shares to be converted shall surrender the certificate evidencing such shares to the Corporation at the place designated in the notice of such mandatory conversion for conversion. To the extent that only a portion of the shares are being mandatorily converted, the Corporation shall issue new Series A2 certificates for the unconverted shares. On or after the Conversion Date, notwithstanding that the certificates evidencing any shares to be converted shall not have been surrendered, to the extent that they have been called for mandatory conversion, such shares shall no longer be deemed outstanding and all rights whatsoever with respect to the shares to be converted (except the right of the Registered Holder thereof to have such shares converted upon surrender of their certificates, pursuant to this Section 6) shall terminate.

In the event that (i) during any three consecutive Trading Days following the designated occurrence of the Mandatory Conversion Conditions or (ii) at the close of business on the Conversion Date, either (a) the Closing Price (as defined in Section 8(c) below) is below 120% of the Conversion Price then in effect, or (b) the Corporation is not current on its dividends on the Series A2 Preferred Stock or (c) the registration statement covering the shares of common stock of the Corporation to be issued upon due conversion of the Preferred Stock is no longer effective, then the election of the Mandatory Conversion by the Corporation shall be null and void and have no further force and effect.

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7.  Covenants of the Corporation.

(a) Restricted Issuances.  For so long as any shares of Series A2 Preferred Stock shall remain outstanding, the Corporation shall not effect, or agree to effect, any of the following:

(i) any borrowing by the Corporation or any subsidiary to finance its operations, directly or indirectly, provided, however, that the Corporation may borrow to finance the purchase of property, plant and/or equipment or under ordinary course receivables financing;

(ii) the authorization, designation, reclassification, creation or issuance of any other class or series of capital stock, in any case,

(1) ranking senior to the Series A2 Preferred Stock in any respect (including, without limitation, as to preferences upon liquidation, dissolution, winding up of the Corporation or upon a Business Combination or redemption or dividend rights, or with any special voting rights), or

(2) having a payment preference to the Common Stock in excess of its purchase price plus accrued dividends upon liquidation, dissolution or winding up of the Corporation or upon a Business Combination; provided, however, that the payment of an amount equal to accrued dividends to a purchaser of the capital stock for the period between the payment for such stock and the issuance of such stock shall not be deemed to result in a violation of this Section 7(a)(ii)(2);

(iii) the issuance of any other class or series of capital stock ranking in parity with the Series A2 Preferred Stock, (x) having a liquidation preference (excluding, however, any such amount attributable to accrued but unpaid dividends), which in the aggregate together with the liquidation preference of the then outstanding shares of Series A2 Preferred Stock and any other Preferred Stock ranking on parity with the Series A2 Preferred Stock, exceeds three million three hundred thousand dollars ($3,300,000) for all such series or classes, or (y) having a dividend rate or effective yield (as computed from the date funds were provided to the Company) based on purchase price in excess of eighteen percent (18%) per annum; or

(iv) the payment of any dividend on shares of Common Stock, except (x) dividends payable in shares of Common Stock and, provided that the Corporation is current on its dividend obligations (y) dividends in an amount that, together with the amounts of all dividends previously paid by the Corporation (other than dividends payable pursuant to clause (x) above), does not exceed fifty percent (50%) of the Corporation’s retained earnings through the date of distribution, determined in accordance with generally accepted accounting principles (and without giving effect to any distributions previously made pursuant to this clause (y)) and with the amount of any non-cash dividend being the fair market value thereof as determined in good faith by the board of directors of the Corporation.

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 (v) issuance by any subsidiary of the Corporation of any equity security, including any security convertible into or exercisable for any equity security. The forgoing sentence shall not apply to the issuance of any securities in connection with the establishment of joint ventures or similar arrangements with strategic partners.

(b) Reports. The Corporation shall deliver to Registered Holders all of the same reports and other periodic information provided to the holders of Common Stock.

8. Definitions. For purposes of this Certificate of Designation, the following terms shall have the following definitions:

(a) Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday or a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.

(b) Business Combination. The term “Business Combination” shall mean (x) a merger, share exchange or consolidation of the Corporation with any other corporation or entity; (y) the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance, whether in one transaction or a series of transactions, by the Corporation of all or substantially all of the Corporation’s assets; or (z) any agreement, contract or other arrangement providing for any of the foregoing transactions.

(c) Closing Price. The term, “Closing Price” shall mean, with respect to any shares of Common Stock, on any Trading Day, the reported last sale price per share on the principal national securities exchange or inter-dealer quotation system on which such stock or security is listed or admitted to trading, and on a Trading Day on which there was no reported trading, the reported last bid price.

(d) Common Stock. The term “Common Stock” shall mean the common stock of the Corporation, par value $0.001 per share, or any other security or property as the aforesaid common stock shall be converted into or exchanged for in any merger, consolidation, combination, recapitalization, share exchange or other similar or successive business transactions occurring after the date hereof, provided that as a condition of any such transaction, the holder of each share of Series A2 Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of securities and property receivable upon such event by a holder of the number of shares of Common Stock into which such share of Series A2 Preferred Stock might have been converted immediately prior to such event, all subject to further adjustment as provided herein and in the Certificate of Incorporation, and appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the adjustments and other provisions hereof and thereof shall thereafter be applicable, as nearly as may be, in relation to any shares of securities or property thereafter deliverable upon the exercise of such conversion rights.

(e) Original Issuance Date. The term “Original Issuance Date” shall mean March 31, 2015.

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(f) Registered Holder. The term “Registered Holder” shall mean, at any time, the holder of record of shares of Series A2 Preferred Stock.

(g) Trading Day. The term “Trading Day” shall mean (i) if the Common Stock is listed for trading on a national securities exchange, a day on which such exchange is open for business; or (ii) if the Common Stock is quoted on inter-dealer automated quotation system of a national association of securities dealers, a day on which trades may be effected through such system.

9. No Impairment. The Corporation shall not enter into any contract, agreement or other legally enforceable arrangement which shall have the effect of impairing in any material respect the rights, powers or preferences of the holders of the Series A2 Preferred Stock granted pursuant to this Certificate of Designation, without the consent of the holders of not less than two-thirds of the outstanding shares of Series A2 Preferred Stock.

10. Waiver. The holder or holders of not less than two-thirds of the outstanding shares of Series A2 Preferred Stock may, at any time upon written notice to the Corporation, or by vote at a meeting called for such purpose, waive compliance by the Corporation with any term or provision herein, provided that any such waiver does not affect any holder of outstanding shares of Series A2 Preferred Stock in a manner materially different than any other holder, and any such waiver shall be binding upon all holders of Series A2 Preferred Stock and their respective transferees.

[SIGNATURE PAGE FOLLOWS]

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THE UNDERSIGNED hereby makes this Amended and Restated Certificate of Designation, declaring and certifying that this is the duly authorized act and deed of the Corporation and the facts herein stated are true, and accordingly has hereunto set his hand on March 31st, 2015.

GYROTRON TECHNOLOGY INC.

By:	/s/ Vladislav Sklyarevich
Name:	Vladislav Sklyarevich
Title:	President

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